Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Fourth Quarter and Full Year 2014 Results

Fourth Quarter Key Metrics and Highlights

•	Total revenue was $3.3 billion with organic revenue growth of 6%

•	Operating margin increased 320 basis points to 19.2%, and operating margin, adjusted for certain items, increased 180 basis points to 23.0%

•	EPS increased 37% to $1.56, and EPS, adjusted for certain items, increased 23% to $1.89

•	Repurchased 5.4 million Class A Ordinary Shares for approximately $500 million

•	On November 17, 2014, the Company announced the authorization of a new $5 billion share repurchase program in addition to the existing program previously authorized in April 2012

Full Year Key Metrics and Highlights

•	Total revenue was $12.0 billion with organic revenue growth of 3%

•	Operating margin increased 220 basis points to 16.3%, and operating margin, adjusted for certain items, increased 50 basis points to 19.5%

•	EPS increased 32% to $4.66, and EPS, adjusted for certain items, increased 17% to $5.71

•	Cash flow from operations increased 1% to a record $1.6 billion, and free cash flow decreased 1% to $1.4 billion

•	Repurchased 25.8 million Class A Ordinary Shares for approximately $2.25 billion

LONDON - February 6, 2015 - Aon plc (NYSE: AON) today reported results for the three months and twelve months ended December 31, 2014.

Net income attributable to Aon shareholders was $459 million, or $1.56 per share, compared to $355 million, or $1.14 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 23% to $1.89, compared to $1.54 in the prior year quarter, including a $0.06 per share unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates ("foreign currency translation"). Certain items that impacted fourth quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

“We delivered twenty-three percent earnings growth in the fourth quarter driven by organic revenue growth and strong operating margin improvement in both segments, a lower effective tax rate and effective capital management,” said Greg Case, President and Chief Executive Officer. “Results reflect a strong finish to 2014, having made significant investments in client serving capabilities while returning a record amount of capital to shareholders. Looking forward, we have positioned the firm for increased operating leverage, strong free cash flow generation and significant shareholder value creation in 2015.”

FOURTH QUARTER FINANCIAL SUMMARY

Total revenue increased 3% to $3.3 billion compared to the prior year quarter driven primarily by 6% organic revenue growth, partially offset by a 3% unfavorable impact from foreign currency translation.

Total operating expenses for the fourth quarter decreased 1% to $2.7 billion compared to the prior year quarter due primarily to a $79 million favorable impact from foreign currency translation, a $65 million decrease in formal restructuring costs, and a $10 million decrease in intangible asset amortization, partially offset by an increase in expense associated with 6% organic revenue growth, $35 million of expense related to legacy litigation, and a $17 million increase in expenses related to acquisitions, net of divestitures.

Depreciation expense decreased 6%, or $4 million, to $59 million compared to the prior year quarter.

Intangible asset amortization expense decreased 10%, or $10 million, to $89 million compared to the prior year quarter, due to a $10 million decrease in HR Solutions primarily related to the Hewitt acquisition.

Restructuring savings in the fourth quarter related to the Aon Hewitt restructuring program are estimated at $101 million compared to $94 million in the prior year quarter. Of the estimated savings in the fourth quarter, approximately $76 million were related to the HR Solutions segment compared to $73 million in the prior year quarter, and approximately $25 million were related to the Risk Solutions segment compared to $21 million in the prior year quarter.

The Company completed all remaining restructuring activities related to the Aon Hewitt restructuring program in the fourth quarter. Before any potential reinvestment of savings, the Aon Hewitt restructuring program delivered annual cumulative expense savings of approximately $402 million in 2014. Of the $402 million in annual cumulative expense savings, approximately $303 million of savings were achieved in HR Solutions and $99 million of savings were achieved in Risk Solutions.

Foreign currency exchange rates in the fourth quarter had a $0.06 per share, or $23 million, pretax unfavorable impact (-$22 million in Risk Solutions, -$2 million in HR Solutions, +$1 million in Unallocated expenses) on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate in the fourth quarter was 19.6% compared to 24.2% in the prior year quarter.  The effective tax rate in the fourth quarter of 2014 was favorably impacted by changes in the geographic distribution of income.

Average diluted shares outstanding decreased to 293.4 million in the fourth quarter compared to 311.4 million in the prior year quarter. The Company repurchased 5.4 million Class A Ordinary Shares for approximately $500 million in the fourth quarter. The Company has $5.6 billion of remaining authorization under its share repurchase program after giving effect to a $5.0 billion increase in authorization during the fourth quarter.

Cash flow from operations for 2014 increased 1% to a record $1.6 billion driven primarily by growth in net income and a decline in pension contributions, partially offset by an unfavorable impact from timing of significant receivable collections in the prior year period.

Free cash flow, as defined as cash flow from operations less capital expenditures, for 2014 decreased 1% to $1.4 billion driven by an increase in cash flow from operations, offset by a $27 million increase in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 of this press release.

FOURTH QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the fourth quarters of 2014 and 2013. The fourth quarter segment information provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	Dec 31, 2014	Dec 31, 2013	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,715	$1,708	—%	(4)%	—%	4%
Reinsurance	334	338	(1)	(4)	—	3
Subtotal	$2,049	$2,046	—%	(4)%	1%	3%
Investment Income	7	7	—
Total Revenue	$2,056	$2,053	—%

Risk Solutions total revenue increased $3 million compared to the prior year quarter driven by 3% organic growth in commissions and fees and a 1% increase in commissions and fees resulting from acquisitions, net of divestitures, offset by a 4% unfavorable impact from foreign currency translation.

Retail organic revenue increased 4% primarily driven by strong organic revenue growth in the Americas. Americas organic revenue increased 7% reflecting strong growth across all regions, including record new business generation in US Retail and Latin America, and an $8 million anticipated favorable impact from timing of certain revenue. Excluding the timing benefit, underlying organic revenue growth was 6%. International organic revenue was flat driven by strong growth across Asia and the Pacific, offset by a modest decline in continental Europe.

Reinsurance organic revenue increased 3% compared to the prior year quarter driven by net new business growth in treaty placements, as well as growth in capital markets transactions and advisory business and facultative placements, partially offset by a significant unfavorable market impact in treaty.

	Three Months Ended
(millions)	December 31, 2014	December 31, 2013	% Change
Revenue	$2,056	$2,053	—%
Expenses
Compensation and benefits	1,131	1,132	—
Other general expenses	482	508	(5)
Total operating expenses	1,613	1,640	(2)
Operating income	$443	$413	7%
Operating margin	21.5%	20.1%
Operating income - adjusted	$507	$484	5%
Operating margin - adjusted	24.7%	23.6%

Compensation and benefits for the fourth quarter decreased $1 million compared to the prior year quarter due primarily to a $41 million favorable impact from foreign currency translation and an $11 million decrease in formal restructuring costs, partially offset by an increase in expense associated with 3% organic revenue growth and a $16 million increase in expenses related to acquisitions, net of divestitures.

Other general expenses for the fourth quarter decreased 5%, or $26 million, compared to the prior year quarter due primarily to a $31 million decrease in formal restructuring costs, a $25 million favorable impact from foreign currency translation, and expense discipline, partially offset by $35 million of expense related to legacy litigation, and a $6 million increase in expenses related to acquisitions, net of divestitures.

Fourth quarter operating income increased 7% to $443 million compared to the prior year quarter. Adjusting for certain items detailed on page 13 of this press release, operating income increased 5%, or $23 million, and operating margin increased 110 basis points to 24.7%, each compared to the prior year quarter. The increase in adjusted operating margin was driven primarily by organic revenue growth of 3%, return on investments, and expense discipline.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	December 31, 2014	December 31, 2013	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$455	$450	1%	(2)%	(1)%	4%
Outsourcing	819	723	13	(1)	(1)	15
Intersegment	(14)	(7)	N/A	N/A	N/A	N/A
Subtotal	$1,260	$1,166	8%	(1)%	(1)%	10%
Investment Income	—	—	—%
Total Revenue	$1,260	$1,166	8%

HR Solutions total revenue increased 8% to $1.3 billion compared to the prior year quarter driven by 10% organic growth in commissions and fees, partially offset by a 1% decrease in commissions and fees related to acquisitions, net of divestitures and a 1% unfavorable impact from foreign currency translation.

Organic revenue in Consulting Services increased 4% due primarily to solid growth in US retirement for investment consulting and businesses across Asia, partially offset by a modest decline in continental Europe. Organic revenue in Outsourcing increased 15% compared to the prior year quarter due primarily to strong growth in health care exchanges and new client wins in HR Business Process Outsourcing.

	Three Months Ended
(millions)	December 31, 2014	December 31, 2013	% Change
Revenue	$1,260	$1,166	8%
Expenses
Compensation and benefits	690	680	1
Other general expenses	334	330	1
Total operating expenses	1,024	1,010	1
Operating income	$236	$156	51%
Operating margin	18.7%	13.4%
Operating income - adjusted	$296	$249	19%
Operating margin - adjusted	23.5%	21.4%

Compensation and benefits for the fourth quarter increased 1%, or $10 million, compared to the prior year quarter due primarily to an increase in expense associated with 10% organic revenue growth and a $7 million unfavorable impact from timing of certain expenses, partially offset by an $18 million decrease in formal restructuring costs, a $9 million favorable impact from currency translation, and a $4 million decrease in expenses related to acquisitions, net of divestitures.

Other general expenses for the fourth quarter increased 1%, or $4 million, compared to the prior year quarter due to an increase in expense associated with 10% organic revenue growth and a $2 million unfavorable impact from timing of certain expenses, partially offset by a $10 million decrease in intangible asset amortization and a $5 million decrease in formal restructuring costs.

Fourth quarter operating income increased 51% to $236 million compared to the prior year quarter. Adjusting for certain items detailed on page 13 of this press release, operating income increased 19%, or $47 million, and operating margin increased 210 basis points to 23.5%, each compared to the prior year quarter. The increase in adjusted operating margin was driven by strong organic revenue growth of 10%, partially offset by an anticipated $9 million unfavorable impact from timing of certain expenses that benefited the prior quarter.

INCOME BEFORE INCOME TAXES

	Three Months Ended
(millions)	December 31, 2014	December 31, 2013	% Change
Risk Solutions	$443	$413	7%
HR Solutions	236	156	51
Unallocated expenses	(44)	(54)	(19)
Operating income	$635	$515	23%
Interest income	3	3	—
Interest expense	(67)	(57)	18
Other income	10	14	(29)
Income before income taxes	$581	$475	22%

Unallocated expenses decreased $10 million to $44 million compared to the prior year quarter primarily driven by expense discipline in the current quarter and higher than normal expenses in the prior year quarter. Interest income was flat at $3 million compared to the prior year quarter. Interest expense increased $10 million to $67 million compared to the prior year quarter due primarily to an increase in total debt outstanding. Other income of $10 million primarily includes a $7 million net gain due to the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and gains on certain long term investments. The prior year quarter primarily includes gains on sale of businesses and certain long term investments.

2014 FULL YEAR SUMMARY

Total revenue for 2014 increased 2% to $12.0 billion due to 3% organic growth in commissions and fees, partially offset by a 1% unfavorable impact from foreign currency translation. Risk Solutions total revenue increased 1% to $7.8 billion and HR Solutions total revenue increased 5% to $4.3 billion.

Net income attributable to Aon shareholders for 2014 increased 26% to $1.4 billion compared to $1.1 billion for the prior year. Net income attributable to Aon shareholders, adjusted for certain items, increased 11% to $1.7 billion. Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

Net income per share attributable to Aon shareholders for 2014 increased 32% to $4.66 per share compared to $3.53 per share for the prior year. Net income attributable to Aon shareholders, adjusted for certain items, increased 17% to $5.71 per share compared to $4.89 per share for the prior year, including an $0.11 per share unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates. Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

Cash flow from operations increased 1% to a record $1.6 billion in 2014 driven primarily by growth in net income and a decline in pension contributions, partially offset by an unfavorable impact from timing of significant receivable collections in the prior year period. Free cash flow decreased 1% to $1.4 billion for 2014 driven by an increase in cash flow from operations, offset by a $27 million increase in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 of this press release.

During 2014, the Company repurchased approximately 25.8 million Class A Ordinary Shares for $2.25 billion at an average price of $87.18 per share.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, February 6, 2015 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is a leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 66,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership with Manchester United.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of law suits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin and adjusted earnings per share, that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods. Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items. The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates. Reconciliations are provided in the attached schedules. Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts. Free cash flow is cash flow from operating activity less capital expenditures. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Senior Vice President, Investor Relations	Vice President, Global Public Relations
+44 (0) 20 7086 0100	312-381-2485

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	Dec 31, 2014	Dec 31, 2013	Percent Change	Dec 31, 2014	Dec 31, 2013	Percent Change
Revenue
Commissions, fees and other	$3,292	$3,202	3%	$12,019	$11,787	2%
Fiduciary investment income	7	7	—	26	28	(7)
Total revenue	3,299	3,209	3	12,045	11,815	2
Expenses
Compensation and benefits	1,848	1,842	—	7,014	6,945	1
Other general expenses	816	852	(4)	3,065	3,199	(4)
Total operating expenses	2,664	2,694	(1)	10,079	10,144	(1)
Operating income	635	515	23	1,966	1,671	18
Interest income	3	3	—	10	9	11
Interest expense	(67)	(57)	18	(255)	(210)	21
Other income	10	14	(29)	44	68	(35)
Income before income taxes	581	475	22	1,765	1,538	15
Income taxes	114	115	(1)	334	390	(14)
Net income	467	360	30	1,431	1,148	25
Less: Net income attributable to noncontrolling interests	8	5	60	34	35	(3)
Net income attributable to Aon shareholders	$459	$355	29%	$1,397	$1,113	26%

Basic net income per share attributable to Aon shareholders	$1.60	$1.16	38%	$4.73	$3.57	32%
Diluted net income per share attributable to Aon shareholders	$1.56	$1.14	37	$4.66	$3.53	32
Weighted average ordinary shares outstanding - diluted	293.4	311.4	(6)%	299.6	315.4	(5)%

(1)   The effective tax rate is 19.6% and 24.2% for the three months ended December 31, 2014 and 2013, respectively and 18.9% and 25.4% for the twelve months ended December 31, 2014 and 2013, respectively.

Aon plc
Revenue (Unaudited)

	Three Months Ended				Twelve Months Ended
(millions)	Dec 31, 2014	Dec 31, 2013	Percent Change	Organic Revenue Growth (1)	Dec 31, 2014	Dec 31, 2013	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$2,049	$2,046	—%	3%	$7,808	$7,761	1%	2%
HR Solutions	1,260	1,166	8	10	4,264	4,057	5	5
Total Operating Segments	$3,309	$3,212	3%	6%	$12,072	$11,818	2%	3%
Fiduciary Investment Income
Risk Solutions	$7	$7	—%		$26	$28	(7)%
HR Solutions	—	—	—		—	—	—
Total Operating Segments	$7	$7	—%		$26	$28	(7)%
Total Revenue
Risk Solutions	$2,056	$2,053	—%		$7,834	$7,789	1%
HR Solutions	1,260	1,166	8		4,264	4,057	5
Intersegment	(17)	(10)	70		(53)	(31)	71
Total	$3,299	$3,209	3%		$12,045	$11,815	2%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 12 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended			Twelve Months Ended
(millions)	Dec 31, 2014	Dec 31, 2013	Percent Change	Dec 31, 2014	Dec 31, 2013	Percent Change
Revenue
Commissions, fees and other	$2,049	$2,046	—%	$7,808	$7,761	1%
Fiduciary investment income	7	7	—	26	28	(7)
Total revenue	2,056	2,053	—	7,834	7,789	1
Expenses
Compensation and benefits	1,131	1,132	—	4,396	4,385	—
Other general expenses	482	508	(5)	1,790	1,864	(4)
Total operating expenses	1,613	1,640	(2)	6,186	6,249	(1)
Operating income	$443	$413	7%	$1,648	$1,540	7%

Operating margin	21.5%	20.1%		21.0%	19.8%

HR Solutions

	Three Months Ended			Twelve Months Ended
(millions)	Dec 31, 2014	Dec 31, 2013	Percent Change	Dec 31, 2014	Dec 31, 2013	Percent Change
Revenue
Commissions, fees and other	$1,260	$1,166	8%	$4,264	$4,057	5%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	1,260	1,166	8	4,264	4,057	5
Expenses
Compensation and benefits	690	680	1	2,518	2,455	3
Other general expenses	334	330	1	1,261	1,284	(2)
Total operating expenses	1,024	1,010	1	3,779	3,739	1
Operating income	$236	$156	51%	$485	$318	53%

Operating margin	18.7%	13.4%		11.4%	7.8%

Total Operating Income (Loss)

	Three Months Ended			Twelve Months Ended
(millions)	Dec 31, 2014	Dec 31, 2013	Percent Change	Dec 31, 2014	Dec 31, 2013	Percent Change
Risk Solutions	$443	$413	7%	$1,648	$1,540	7%
HR Solutions	236	156	51	485	318	53
Unallocated	(44)	(54)	(19)	(167)	(187)	(11)
Total operating income	$635	$515	23%	$1,966	$1,671	18%

Total operating margin	19.2%	16.0%		16.3%	14.1%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	December 31, 2014	December 31, 2013	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$959	$905	6%	(3)%	2%	7%
International	756	803	(6)	(6)	—	—
Total Retail brokerage	1,715	1,708	—	(4)	—	4
Reinsurance brokerage	334	338	(1)	(4)	—	3
Total Risk Solutions	2,049	2,046	—	(4)	1	3
HR Solutions Segment:
Consulting services	455	450	1	(2)	(1)	4
Outsourcing	819	723	13	(1)	(1)	15
Intrasegment	(14)	(7)	N/A	N/A	N/A	N/A
Total HR Solutions	1,260	1,166	8	(1)	(1)	10
Total Operating Segments	$3,309	$3,212	3%	(3)%	—%	6%

	Twelve Months Ended
(millions)	December 31, 2014	December 31, 2013	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$3,288	$3,191	3%	(2)%	1%	4%
International	3,046	3,065	(1)	(1)	(2)	2
Total Retail brokerage	6,334	6,256	1	(2)	—	3
Reinsurance brokerage	1,474	1,505	(2)	(1)	—	(1)
Total Risk Solutions	7,808	7,761	1	(1)	—	2
HR Solutions Segment:
Consulting services	1,700	1,626	5	—	—	5
Outsourcing	2,607	2,469	6	—	—	6
Intrasegment	(43)	(38)	N/A	N/A	N/A	N/A
Total HR Solutions	4,264	4,057	5	—	—	5
Total Operating Segments	$12,072	$11,818	2%	(1)%	—%	3%

Free Cash Flow (Unaudited)

	Twelve Months Ended
(millions)	December 31, 2014	December 31, 2013	Percent Change
Cash Provided By Operations	$1,642	$1,633	1%
Less: Capital Expenditures	(256)	(229)	12
Free Cash Flow (3)	$1,386	$1,404	(1)%

(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31, 2014				Twelve Months Ended December 31, 2014
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$2,056	$1,260	$(17)	$3,299	$7,834	$4,264	$(53)	$12,045

Operating income (loss) - as reported	$443	$236	$(44)	$635	$1,648	$485	$(167)	$1,966
Intangible asset amortization	29	60	—	89	109	243	—	352
Legal settlement	35	—	—	35	35	—	—	35
Operating income (loss) - as adjusted	$507	$296	$(44)	$759	$1,792	$728	$(167)	$2,353

Operating margins - as adjusted	24.7%	23.5%	N/A	23.0%	22.9%	17.1%	N/A	19.5%

	Three Months Ended December 31, 2013				Twelve Months Ended December 31, 2013
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$2,053	$1,166	$(10)	$3,209	$7,789	$4,057	$(31)	$11,815

Operating income (loss) - as reported	$413	$156	$(54)	$515	$1,540	$318	$(187)	$1,671
Restructuring Charges	42	23	—	65	94	80	—	174
Intangible asset amortization	29	70	—	99	115	280	—	395
Headquarters relocation costs	—	—	—	—	—	—	5	5
Operating income (loss) - as adjusted	$484	$249	$(54)	$679	$1,749	$678	$(182)	$2,245

Operating margins - as adjusted	23.6%	21.4%	N/A	21.2%	22.5%	16.7%	N/A	19.0%

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions except per share data)	2014	2013	2014	2013
Operating income - as adjusted	$759	$679	$2,353	$2,245
Interest income	3	3	10	9
Interest expense	(67)	(57)	(255)	(210)
Other income	10	14	44	68

Income before income taxes - as adjusted	705	639	2,152	2,112
Income taxes (2)	139	154	407	536
Net income - as adjusted	566	485	1,745	1,576
Less: Net income attributable to noncontrolling interests	8	5	34	35
Net income attributable to Aon shareholders - as adjusted	$558	$480	$1,711	$1,541

Diluted earnings per share - as adjusted	$1.89	$1.54	$5.71	$4.89

Weighted average ordinary shares outstanding - diluted	293.4	311.4	299.6	315.4

(1)	Certain noteworthy items impacting operating income in 2014 and 2013 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)	The effective tax rate is 19.6% and 24.2% for the three months ended December 31, 2014 and 2013, respectively and 18.9% and 25.4% for the twelve months ended December 31, 2014 and 2013, respectively.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$374	$477
Short-term investments	394	523
Receivables, net	2,815	2,896
Fiduciary assets (1)	11,638	11,871
Other current assets	602	563
Total Current Assets	15,823	16,330
Goodwill	8,860	8,997
Intangible assets, net	2,520	2,578
Fixed assets, net	765	791
Investments	143	132
Non-current deferred tax assets	144	193
Other non-current assets	1,517	1,230
Total Assets	$29,772	$30,251

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$11,638	$11,871
Short-term debt and current portion of long-term debt	783	703
Accounts payable and accrued liabilities	1,805	1,931
Other current liabilities	788	906
Total Current Liabilities	15,014	15,411
Long-term debt	4,799	3,686
Non-current deferred tax liabilities	313	420
Pension, other post-retirement and other post-employment liabilities	2,141	1,607
Other non-current liabilities	874	932
Total Liabilities	23,141	22,056

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	5,097	4,785
Retained earnings	4,605	5,731
Accumulated other comprehensive loss	(3,134)	(2,374)
Total Aon Shareholders' Equity	6,571	8,145
Noncontrolling interests	60	50
Total Equity	6,631	8,195
Total Liabilities and Equity	$29,772	$30,251

 (1)     Includes short-term investments:  2014 - $3,984 million, 2013 - $3,778 million

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

(millions)	Years ended December 31	2014	2013
		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income		$1,431	$1,148
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses, net		(44)	(65)
Depreciation of fixed assets		242	240
Amortization of intangible assets		352	395
Share-based compensation expense		328	300
Deferred income taxes		(135)	(14)
Change in assets and liabilities:
Fiduciary receivables		(19)	(4)
Short-term investments — funds held on behalf of clients		(403)	156
Fiduciary liabilities		422	(152)
Receivables, net		(25)	141
Accounts payable and accrued liabilities		(81)	48
Restructuring reserves		(83)	15
Current income taxes		42	(116)
Pension and other post employment liabilities		(340)	(502)
Other assets and liabilities		(45)	43
CASH PROVIDED BY OPERATING ACTIVITIES		1,642	1,633

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of long-term investments		52	93
Purchases of long-term investments		(20)	(15)
Net sales (purchases) of short-term investments - non-fiduciary		110	(174)
Acquisition of businesses, net of cash acquired		(479)	(54)
Proceeds from sale of businesses		48	40
Capital expenditures		(256)	(229)
CASH USED FOR INVESTING ACTIVITIES		(545)	(339)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase		(2,250)	(1,102)
Issuance of shares for employee benefit plans		65	98
Issuance of debt		5,239	4,906
Repayment of debt		(3,918)	(4,679)
Cash dividends to shareholders		(273)	(212)
Sales (purchases) of shares to (from) noncontrolling interests		3	(8)
Dividends paid to noncontrolling interests		(24)	(19)
Proceeds from sale-leaseback		25	—
CASH USED FOR FINANCING ACTIVITIES		(1,133)	(1,016)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS		(67)	(92)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS		(103)	186
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		477	291
CASH AND CASH EQUIVALENTS AT END OF PERIOD		$374	$477